Exhibit 99.1

2280 North Greenville Avenue, Richardson, TX 75082

Contact:	Mike Kovar
Chief Financial Officer
Fossil, Inc.
(972) 699-6811

Investor Relations:	Allison Malkin
ICR, Inc.
(203) 682-8200

FOSSIL, INC. REPORTS RECORD FOURTH QUARTER AND FISCAL YEAR

NET SALES AND EARNINGS

Fourth Quarter Net Sales Rise 32.8%

Fourth Quarter Diluted EPS Increases 41.7% to Record Level of $1.46

Fourth Quarter Global Retail Comps Increase 20.3%

Fiscal Year Net Sales Surpass $2 Billion

Fiscal Year 2010 Diluted EPS Climbs 82.1% to a Record $3.77

Richardson, TX. February 15, 2011 — Fossil, Inc. (NASDAQ: FOSL) (the “Company”) today reported net sales and earnings for the thirteen-week (“Fourth Quarter”) and fifty-two week (“Fiscal Year”) periods ended January 1, 2011.

Fourth Quarter Results (2010 vs 2009):

•	Net sales increased 32.8% (34.8% in constant dollars) to $701.1 million compared to $527.8 million;

•	Gross profit increased 34.5% to $400.1 million, or 57.1% of net sales, compared to $297.6 million, or 56.4% of net sales;

•	Operating income increased 38.5% to $149.5 million, or 21.3% of net sales, compared to $108.0 million, or 20.5% of net sales;

•	Effective income tax rate increased to 36.0% compared to 34.5%;

•	Net income increased 38.1% to $96.7 million compared to $70.0 million; and

•	Diluted earnings per share increased 41.7% to $1.46 on 66.3 million shares compared to $1.03 per diluted share on 67.7 million shares.

Fiscal Year Results (2010 vs 2009):

•	Net sales increased 31.2% (31.9% in constant dollars) to $2.03 billion compared to $1.55 billion;

•	Gross profit increased 36.7% to $1.16 billion, or 56.9% of net sales, compared to $0.84 billion, or 54.6% of net sales;

•	Operating income increased 77.9% to $376.4 million, or 18.5% of net sales, compared to $211.6 million, or 13.7% of net sales;

•	Effective income tax rate decreased to 31.5% compared to 34.9%;

•	Net income increased 83.4% to $255.2 million compared to $139.2 million; and

•	Diluted earnings per share increased 82.1% to $3.77 on 67.7 million shares compared to $2.07 per diluted share on 67.2 million shares.

“The Fourth Quarter represented a strong finish to an outstanding year,” commented Mike Kovar, Executive Vice President and Chief Financial Officer of Fossil, Inc. “Record sales and earnings and broad based growth across all geographies underscores the significant strength of our business model and our ongoing ability to lead the market with innovative materials and designs. As equally exciting is the continued growth of our core brand evidenced by sales increases across all FOSSIL branded products of 24.4%, inclusive of a 20.3% increase in worldwide comparable store sales and a 56.5% increase in our global e-commerce sales.”

“All in, it was an incredible year that included several milestone achievements,” Mr. Kovar continued. “We surpassed the $2 billion mark in net sales for the year and achieved an operating margin of 18.5%, surpassing our stated long-term target of 17%. For most of fiscal 2010 we remained conservative in the area of expense growth and combined with the significant increase in sales, we were able generate a 480 basis point improvement in operating margin. As we begin fiscal 2011, our primary initiatives are to accelerate our direct-to-consumer channel expansion and grow our international watch businesses, with a major focus on Asia. Our plans include opening 80 to 85 stores worldwide, expanding our e-commerce initiative, increasing our global concession footprint and rolling out our Customer Relationship Management program. These strategic investments will not only benefit sales growth during 2011 but also provide us an opportunity to increase our targeted operated margins over the long-term.”

Operating Results

On a constant dollar basis, Fourth Quarter net sales rose 34.8%, representing sales growth ranging from 27% to 48% across all of the Company’s operating segments, as compared to the prior fiscal year fourth quarter. All major watch brands achieved solid double-digit sales growth culminating in a 41.7% increase in watch sales on a global basis during the Fourth Quarter. This significant increase was achieved despite the translation impact of a stronger U.S. dollar during the Fourth Quarter, which reduced the Company’s reported net sales by approximately $10.3 million in comparison to the prior fiscal year fourth quarter. For the Fiscal Year, consolidated net sales increased 31.9%, or $493.5 million, in constant dollars as a result of sales growth in each of the Company’s global wholesale and direct to consumer businesses.

During the Fourth Quarter, net sales from the North America wholesale segment rose 43.3%, or $78.9 million, in constant dollars. The increase was primarily a result of increased wholesale watch sales of $72.9 million over the prior fiscal year fourth quarter, led by MICHAEL KORS®, FOSSIL® and MICHELE®. Wholesale sales benefited from retailers devoting additional space, inventory dollars and sales support to the watch category as favorable consumer sales trends in the watch category continued. The accessories businesses also favorably impacted the Fourth Quarter with net sales growth of 10.4%, or $6.0 million in constant dollars. Accessory sales increases were primarily a result of increased sales volumes of women’s small leather products, men’s leathers and jewelry.

Internationally, the Company experienced sales growth across all of its operating subsidiaries. In Europe wholesale shipments increased 26.8%, or $43.0 million in constant dollars for the Fourth Quarter in comparison to the prior fiscal year fourth quarter. While all major product categories and brands experienced sales growth, the largest net sales contributions in the European wholesale segment were attributable to FOSSIL watches and jewelry and licensed brand watches led by EMPORIO ARMANI®. In the Asia Pacific region Fourth Quarter wholesale shipments increased 47.6%, or $22.9 million, in constant dollars in comparison to the prior fiscal year fourth quarter primarily as a result of increased licensed brand watch sales. Additionally, the Asia Pacific region continued to benefit from an increased mix of sales being generated at full retail value through Company-owned concessions, largely as a result of the Company transitioning its Korean operations from a third-party distributor to a Company-owned subsidiary during the year.

Direct to consumer net sales for the Fourth Quarter increased by 28.3%, or $38.8 million, on a constant dollar basis in comparison to the prior fiscal year fourth quarter. The increase was primarily the result of constant dollar comparable store sales gains of 20.3% and a 3.7% increase in the average number of Company-owned stores open during the Fourth Quarter. Additionally, net sales from the Company’s global e-commerce businesses increased 56.5% on a constant dollar basis during the Fourth Quarter in comparison to the prior fiscal year fourth quarter.

Gross profit of $400.1 million in the Fourth Quarter represented an increase of 34.5% in comparison to $297.6 million in the prior fiscal year fourth quarter. This increase is primarily a result of an increase in net sales and to a lesser extent gross profit margin expansion. Gross profit margin increased 70 basis points to 57.1% in the Fourth Quarter compared to 56.4% in the prior fiscal year fourth quarter. The increase in gross profit margin was principally driven by an increase in the mix of sales of higher margin watch products in comparison to leather products, including a greater mix of higher margin licensed watch brands, reduced levels of low margin sales through mass market distribution channels and higher outlet store gross margins. These increases in gross profit margin were partially offset by a stronger U.S. dollar, which unfavorably impacted gross profit margin by approximately 50 basis points during the Fourth Quarter and a lower sales mix of generally higher margin international as opposed to domestic business. For the Fiscal Year, gross profit margin increased by 230 basis points to 56.9% compared to 54.6% in the prior fiscal year. This increase is a result of similar beneficial changes in sales mix as experienced during the Fourth Quarter, partially offset by a 20 basis point decrease as a result of a stronger U.S. dollar during the Fiscal Year in comparison to fiscal 2009.

Operating expenses as a percentage of net sales decreased to 35.7% in the Fourth Quarter compared to 35.9% in the prior fiscal year fourth quarter. Total operating expenses in the Fourth Quarter increased by $61.0 million, primarily as a result of increased sales and included a $4.1 million favorable impact from the translation of foreign-based expenses as a result of the stronger U.S. dollar as compared to the prior fiscal year fourth quarter. During the Fourth Quarter, on a constant dollar basis, operating expenses in the Company’s wholesale segments, direct to consumer segment and corporate cost areas increased by $35.0 million, $14.0 million and $16.1 million, respectively, as compared to the prior fiscal year fourth quarter. Expense growth in the wholesale segment was principally a result of increased marketing expenses and compensation costs. Expense increases in the direct to consumer segment were primarily attributable to store growth, expansion of the Company’s catalog mailings and increased web-based marketing expenditures. Expense growth in the corporate cost area was primarily associated with increased compensation costs and a non-cash charge of approximately $3.7 million related to the write- down of an other than temporary fixed asset impairment. For the Fiscal Year, operating expenses as a percentage of net sales decreased to 38.3% compared to 40.9% in the prior fiscal year and included a favorable impact of approximately $3.5 million related to the translation of foreign-based expenses due to a stronger U.S. dollar.

Operating income increased to 21.3% of net sales in the Fourth Quarter compared to 20.5% of net sales in the prior fiscal year fourth quarter as a result of increased net sales, gross profit margin expansion and lower operating expenses as a percentage of sales. During the Fourth Quarter, operating income was negatively impacted by approximately $5.3 million as a result of the translation of foreign-based sales and expenses into U.S. dollars. During the Fiscal Year, operating profit margin increased to 18.5% compared to 13.7% in the prior fiscal year. The Company’s operating income for the Fiscal Year included approximately $6.8 million of net currency losses related to the translation of foreign-based sales and expenses into U.S. dollars.

Other income/expense increased favorably by $3.5 million for the Fourth Quarter and unfavorably by $5.2 million for the Fiscal Year in comparison to the respective prior fiscal year periods. The increase for the Fourth Quarter was principally due to net mark-to-market foreign currency transaction gains in comparison to net mark-to-market losses in the prior year fourth quarter, partially offset by an increase in net income attributable to non-controlling interest. The unfavorable increase for the Fiscal Year was primarily driven by increased net income attributable to non-controlling interest.

The Company’s effective income tax rate for the Fourth Quarter and Fiscal Year was 36.0% and 31.5%, respectively. For the comparable prior fiscal year fourth quarter and fiscal year the effective income tax rate was 34.5% and 34.9%, respectively. For fiscal year 2011, the Company estimates its effective tax rate will approximate 35%, excluding any discrete events.

Fourth Quarter net income increased by 38.1% to $96.7 million, or $1.46 per diluted share inclusive of an unfavorable $0.01 per diluted share impact related to the stronger U.S. dollar. For the Fiscal Year, net income increased 83.4% to $255.2 million or $3.77 per diluted share, in comparison to $139.2 million, or $2.07 per diluted share, in the prior fiscal year. The Fiscal Year earnings per diluted share of $3.77 included an approximate $0.07 diluted earnings per share reduction related to currency.

Selective Balance Sheet Information

At January 1, 2011, cash, cash equivalents and securities available for sale totaled $401.7 million compared to $413.2 million at the end of the prior fiscal year and the Company had $9.8 million of total debt at the end of the Fiscal Year. In connection with the Company’s share repurchase program, during the Fourth Quarter the Company repurchased $122.1 million of its common stock, representing 2.0 million shares. For fiscal year 2010 the Company repurchased $199.2 million of its common stock, representing 3.6 million shares. As of the end of fiscal year 2010, approximately $570.8 million remains open under the Company’s share repurchase authorizations.

Inventory at Fiscal Year end was $371.9 million, representing an increase of 51.4% from the prior fiscal year-end balance of $245.7 million. Inventory levels have increased as a result of accelerating inventory purchases to compensate for the watch sales trends globally, increasing lead times associated with the Company’s purchases and retail store growth. Additionally, in comparison to the prior fiscal year end, the Company’s fiscal 2010 year-end inventory balances were impacted by the forward shift in the Chinese New Year which added approximately $30 million in inventory receipts during the Fourth Quarter in comparison to the prior fiscal year fourth quarter. Accounts receivable increased by 25.5% to $263.2 million at January 1, 2011 compared to $209.8 million at the end of the prior fiscal year, primarily due to an increase in wholesale shipments during the Fourth Quarter versus the comparable prior fiscal year fourth quarter. Fourth Quarter days sales outstanding for the Company’s wholesale segments was 44 days, in comparison to 47 days in the prior fiscal year fourth quarter.

Sales and Earnings Guidance

The Company expects fiscal 2011 net sales growth in a range from 19% to 21%, with higher percentage net sales increases in the first half of the year in comparison to the second half. For the first quarter of 2011, the Company expects to report a net sales increase in a range of 28% to 30%. First quarter fiscal 2011 diluted earnings per share are expected to be in a range of $0.62 to $0.65 and includes no impact from currency given the relative comparable currency exchange rates to the prior year quarter. For fiscal year 2011, the Company expects diluted earnings per share in a range of $4.22 to $4.32 which includes a $0.10 favorable currency impact related to the translation of an expected weaker U.S. dollar. The Company’s forward guidance is based upon the current prevailing rate of the U.S. dollar compared to other foreign currencies for countries in which the Company operates.

Safe Harbor

Certain statements contained herein that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are changes in economic trends and financial performance, changes in consumer demands, tastes and fashion trends, lower levels of consumer spending resulting from a general economic downturn, shifts in market demand resulting in inventory risks, changes in foreign currency rates, and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2010 and its Form 10-Q reports filed with the Securities and Exchange Commission (the “SEC”).

About Fossil

Fossil is a global design, marketing and distribution company that specializes in consumer fashion accessories. The Company’s principal offerings include an extensive line of men’s and women’s fashion watches and jewelry sold under proprietary and licensed brands, handbags, small leather goods, belts, sunglasses, soft accessories, shoes, and clothing. In the watch and jewelry product category, the Company’s offerings include a diverse portfolio of globally recognized proprietary and licensed brand names under which its products are marketed. The Company’s extensive range of accessories products, brands, distribution channels and price points allows it to target style-conscious consumers across a wide age spectrum on a global basis. The Company’s products are sold to department stores, specialty retail stores, and specialty watch and jewelry stores in the U.S. and in over 120 countries worldwide through 23 company-owned foreign sales subsidiaries and a network of over 60 independent distributors. The Company also distributes its products in over 360 company-owned and operated retail stores and through international e-commerce websites and the Company’s U.S. e-commerce website at www.fossil.com, where certain product, press release and SEC filing information concerning the Company is also available.

Consolidated Income Statement Data (in 000’s except for per share amounts):	For the 13 Weeks Ended		For the 52 Weeks Ended
	January 1, 2011	January 2, 2010	January 1, 2011	January 2, 2010
Net sales	$701,076	$527,839	$2,030,690	$1,548,093
Cost of sales	300,958	230,287	875,526	703,243

Gross profit	400,118	297,552	1,155,164	844,850
Selling expenses	191,388	145,439	583,860	478,637
Administrative exp.	59,194	44,129	194,890	154,587

Operating income	149,536	107,984	376,414	211,626
Interest expense	956	53	1,119	235
Other inc. (exp.) – net	2,332	(1,150)	(2,847)	2,385
Tax provision	54,255	36,810	117,243	74,588

Net income	$96,657	$69,971	$255,205	$139,188

Basic earnings per share	$1.48	$1.05	$3.83	$2.09

Diluted earnings per share	$1.46	$1.03	$3.77	$2.07

Weighted average shares outstanding:
Basic	65,331	66,831	66,701	66,684

Diluted	66,273	67,672	67,687	67,153

Consolidated Balance Sheet Data (in 000’s):	January 1, 2011	January 2, 2010
Working capital	$801,329	$701,193
Cash, cash equivalents and securities available for sale	401,658	413,170
Accounts receivable	263,218	209,784
Inventories	371,935	245,714
Total assets	1,467,573	1,276,483
Short-term debt	5,314	3,618
Long term income taxes payable, deferred taxes, and other long term liabilities	76,377	62,791
Stockholders’ equity	1,051,708	968,412

Sales Mix Breakdown (in millions)	Amounts For the 13 Weeks Ended		Percentage of Total For the 13 Weeks Ended
	Jan 1, 2011	Jan 2, 2010	Jan 1, 2011	Jan 2, 2010
Wholesale:
North America	$261.8	$182.1	37.3%	34.5%
Europe	190.2	160.3	27.1%	30.4%
Asia Pacific	74.7	48.1	10.7%	9.1%

Total wholesale	526.7	390.5	75.1%	74.0%

Direct to consumer	174.4	137.3	24.9%	26.0%

Total net sales	$701.1	$527.8	100.0%	100.0%

Sales Mix Breakdown (in millions)	Amounts For the 52 Weeks Ended		Percentage of Total For the 52 Weeks Ended
	Jan 1, 2011	Jan 2, 2010	Jan 1, 2011	Jan 2, 2010
Wholesale:
North America	$779.2	$551.1	38.3%	35.6%
Europe	547.4	467.1	27.0%	30.2%
Asia Pacific	220.8	153.8	10.9%	9.9%

Total wholesale	1,547.4	1,172.0	76.2%	75.7%

Direct to consumer	483.3	376.1	23.8%	24.3%

Total net sales	$2,030.7	$1,548.1	100.0%	100.0%

END OF RELEASE